As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WebMD Health Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2783228
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

111 Eighth Avenue

New York, New York 10011

(Address Including Zip Code, of Principal Executive Offices)

Non-Qualified Stock Option Agreement between WebMD Health Corp. and Cavan Redmond

Restricted Stock Agreement between WebMD Health Corp. and Cavan Redmond

(Full title of the plan)

Copies to:

Douglas W. Wamsley

Executive Vice President, Co-General Counsel and Secretary

WebMD Health Corp.

111 Eighth Avenue

New York, New York 10011

(212) 624-3700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	1,000,000	$23.03	(2)	$23,030,000	$2,639.24
Common Stock, par value $0.01	45,000	$21.37	(3)	$961,650	$110.21
Total	1,045,000			$23,991,650	$2,749.45

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 1,045,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of WebMD Health Corp., a Delaware corporation (the “Company” or the “Registrant”) available for issuance pursuant to the Non-Qualified Stock Option Agreement between the Company and Cavan Redmond (the “Option Agreement”) and Restricted Stock Agreement between the Company and Cavan Redmond (the “Restricted Stock Agreement”, together with the Option Agreement, the “Plans”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plans as a result of adjustments under the Plans by reason of one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to the Securities Act Rule 457(h), the maximum offering price and the registration fee with respect to the stock options granted pursuant to the Option Agreement were calculated based on the per share exercise price of the options granted on May 31, 2012.

(3)	Pursuant to the Securities Act Rules 457(c) and 457(h), the maximum offering price, per share and in the aggregate, and the registration fee with respect to restricted stock granted pursuant to the Restricted Stock Agreement were calculated based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on June 13, 2012 and is estimated solely for the purpose of estimating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than any portions of the respective filings that were furnished, under applicable Commission rules, rather than filed):

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012, as amended by Amendment No. 1 filed April 30, 2012;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed May 10, 2012;

(c)	the Company’s Current Reports on Form 8-K filed on January 13, 2012, January 19, 2012, January 20, 2012, February 23, 2012, February 24, 2012, February 29, 2012, March 16, 2012, April 20, 2012, May 1, 2012, May 16, 2012, June 1, 2012, June 1, 2012 (as amended on June 6, 2012) and June 11, 2012; and

(d)	the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed on September 29, 2005 (Commission File No. 000-51547), as updated by the description of the Company’s Common Stock contained in the Joint Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3) on September 15, 2009 (Registration No. 333-160530).

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby has been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the Common Stock registered hereby is passed on for the Company by Lewis H. Leicher, Esq. Mr. Leicher is a Senior Vice President and Assistant General Counsel of the Company. Mr. Leicher owns shares of Common Stock and holds outstanding options granted pursuant to Company equity plans.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further provides that a corporation may also indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

The Registrant’s bylaws provide that it will, to the fullest extent permitted by Delaware law, indemnify any person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such action or proceeding. The Registrant has entered into agreements with its directors, executive officers and some of its other officers implementing such indemnification. The Registrant’s bylaws also require it, to the fullest extent not prohibited by Delaware law, to advance expenses to such officers and directors who are party to an action or proceeding for which indemnification may be sought, upon receipt of an undertaking by such officer or director to repay all amounts advanced if it should be ultimately determined that such officer or director is not entitled to indemnification. In addition, the Registrant’s certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. The Registrant may also purchase and maintain insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of June, 2012.

WEBMD HEALTH CORP.

By:	/s/ Anthony Vuolo
Anthony Vuolo
Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer of the Company, hereby constitutes and appoints Lewis H. Leicher, Anthony Vuolo and Douglas W. Wamsley, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution and to act with or without the others, for him and in his name, place and stead in any and all capacities: (i) to sign any amendments to this Registration Statement, any post-effective amendments and supplements to this Registration Statement; and (ii) to file this Registration Statement and any amendments and supplements thereto with the Commission, in each case, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cavan M. Redmond Cavan M. Redmond	Chief Executive Officer and Director (principal executive officer)	June 15, 2012

/s/ Anthony Vuolo Anthony Vuolo	Executive Vice President & Chief Financial Officer (principal financial and accounting officer)	June 15, 2012

/s/ Mark J. Adler, M.D. Mark J. Adler, M.D.	Director	June 15, 2012

/s/ Kevin M. Cameron Kevin M. Cameron	Director	June 15, 2012

/s/ Neil F. Dimick Neil F. Dimick	Director	June 15, 2012

/s/ Jerome C. Keller Jerome C. Keller	Director	June 15, 2012

/s/ James V. Manning James V. Manning	Director	June 15, 2012

/s/ Abdool Rahim Moossa, M.D. Abdool Rahim Moossa, M.D.	Director	June 15, 2012

/s/ Herman Sarkowsky Herman Sarkowsky	Director	June 15, 2012

/s/ Joseph E. Smith Joseph E. Smith	Director	June 15, 2012

/s/ Stanley S. Trotman, Jr. Stanley S. Trotman, Jr.	Director	June 15, 2012

/s/ Martin J. Wygod Martin J. Wygod	Director	June 15, 2012

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 filed on October 23, 2009 (Reg. No. 333-162651)).

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 filed on October 23, 2009 (Reg. No. 333-162651)).

4.1	Employment Agreement between the Registrant and Cavan Redmond dated May 29, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 1, 2012, as amended on June 6, 2012).

4.2	Form of Non-Qualified Stock Option Agreement between the Registrant and Cavan Redmond (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 1, 2012, as amended on June 6, 2012).

4.3	Form of Restricted Stock Agreement between the Registrant and Cavan Redmond (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 1, 2012, as amended on June 6, 2012).

5.1*	Opinion of Lewis H. Leicher, Esq., Assistant General Counsel of the Registrant, as to the legality of the securities registered hereby.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm for the Registrant.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24*	Power of Attorney (included on the signature pages to this Registration Statement).

*	Filed herewith.

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